Exhibit 99.1

AETI Announces Agreement to Sell M&I Electric US Operations to Myers Power Products

Houston, TX, August 6, 2018. American Electric Technologies, Inc. (NASDAQ:AETI) (the “Company”) announces that it has entered into an agreement to sell the U.S. assets of its M&I Electric Industries, Inc. subsidiary to Myers Power Products, Inc. The purchase price for the for assets will be $17.3 million resulting in cash proceeds at closing of approximately $13.9 million after working capital and other closing adjustments. The buyer is also assuming approximately $12.8 million of liabilities related to the assets being sold. The Company will pay off its long term debt of $6.5 million and certain other expenses in connection with the sale resulting in additional working capital of approximately $5.2 million upon completion of the transaction.

AETI will continue to operate its Brazilian subsidiary and will retain its interest in its BOMAY Joint Venture with China National Petroleum Company (CNPC). The BOMAY Joint Venture was recently renewed for another 10 years. Myers has agreed to continue to provide certain technical support to BOMAY post-closing and not to engage in the business being conducted by BOMAY in China and by the company’s Brazilian subsidiary in Brazil for up to five years post-closing.

“Over the past 4 years, the Company successfully managed through the drilling market downturn and diversified into new markets and products, but experienced significant strain on our balance sheet” said Charles Dauber, CEO of AETI. This transaction de-levers our balance sheet and solidly positions the Company to take advantage of the rebound of the global drilling market. Our BOMAY Joint Venture in China and our operations in Brazil are both seeing strong opportunities for growth in 2018 and beyond.”

“The acquisition of M&I with its facilities in the Houston area fills out Myers’ North American presence geographically, and will allow the Myers Group access to new market segments in addition to broadening the Myers product offering by adding M&I’s award winning Arc-Resistant Switchgear “IntellisafeTM“, automation systems and service solutions.” said Diana Grootonk, CEO, Myers Power Products. “We are very excited by this acquisition and look forward to working with the M&I team to continue to deliver high quality products and services to M&I’s Oil, Gas and Power Generation markets while further broadening our market penetration.”

The transaction is structured as a sale of less than 50% of the Company’s net assets and is expected to result in a gain. The Company expects to incur minimal tax liability based on its ability to utilize accumulated Tax Net Operating Losses (NOLs) and should result in no tax impact on shareholders.

The sale is expected to close in the third quarter, but is subject to customary closing conditions and investors are advised that there can be no assurance that the sale will be completed.

The description of the transaction and sale agreement set forth above is qualified in its entirety by reference to the full text of the sale agreement which will be included in the Company’s Form 8-K filing with the Securities and Exchange Commission in connection with the signing of the sale agreement.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s expectations regarding the closing of the sale agreement, the timing of the closing, and the consideration to be received from the sale transaction. Forward-looking statements can be identified by the use of the words “subject to”, “estimated”, “expects” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events concerning the sale transaction, and, by their nature, are subject to risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: timing of the closing of the sale transaction, failure to close the sale transaction, adjustments of the closing proceeds and amount of the assumed liabilities. The Company is also subject to other risk factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the SEC. These forward-looking statements are made only as of the date of this press release, and the Company does not undertake an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.